Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and description of our role under the headings “Net Asset Value Calculation and Valuation Procedures—Independent Valuation Firm” and “Net Asset Value Calculation and Valuation Procedures—Real Property Portfolio Valuation,” and the valuation of the real properties and related assumptions provided under the caption “Net Asset Value Calculation and Valuation Procedures—Our Initial NAV Calculation,” in Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-175989) of Dividend Capital Total Realty Trust Inc. to be filed on the date hereof, and the prospectus included therein. We also hereby consent to the same information being incorporated by reference in the Registration Statement on Form S-3 (No. 333-162636) of Dividend Capital Total Realty Trust Inc., and the related prospectus, by being filed on a Current Report on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

July 12, 2012